Exhibit 10.10

Credit Contract 2021-007

Loan Agreements

Contract No.: Hang lian y in (Shangtang)

No. 8011120240032438

Lender: Hangzhou United Rural Commercial Bank Co., Ltd. (Shangtang Branch)

Borrower: Hangzhou PuSheng Network Technology Co, Ltd.

The Lender and the Borrower hereby sign this contract in accordance with the relevant national laws, regulations and rules.

Article 1 The amount, type and purpose of the loan: please refer to Paragraph 1 of Article 16 of this Contract for details.

Article 2 Term of loan: Please refer to Paragraph 2 of Article 16 of this Contract for details. In case of any inconsistency between the actual loan date and maturity date and the above agreement, the borrowing document shall prevail.

Article 3 Interest rate of loan :

1. The loan interest rate and the adjustment method of this contract are detailed in Article 16, Paragraph 3.

2. When the ability of the collateral to secure the loan is reduced, or in the event that the Borrower and the guarantor (if any) encounters any of the situations specified in Paragraphs 3 to 16 of Article 8 hereunder, the Borrower may repay the loan in advance. If the Borrower cannot repay the loan in advance, the Lender has the right to charge interest at the interest rate of 5% -20% on the basis of the original execution interest rate. The specific adjustment date and adjustment range shall be notified to the Borrower and the guarantor separately.

Article 4 Repayment method: see Article 16, Paragraph 4 of this contract for details. However, if the loan agreement specifically stipulates the repayment method of the current loan, the repayment method of the loan shall be based on the loan agreement.

Article 5 Withdrawal and payment :

1. Drawing conditions. The loan under this Contract shall be withdrawn according to the actual use of the Borrower. The Borrower shall meet the following conditions at each withdrawal:

1) The Borrower shall submit a written loan disbursement application to the Lender;

2) The Borrower does not encounter the circumstances outlined in Paragraphs 4 and 5 of Article 5, or Article 8, and does not breach the covenants set forth in Article 7;

3) Upon the reasonable judgment of the Lender, there is no financial condition without any adverse change that may endanger, delay or prevent it from performing its obligations and responsibilities hereunder;

4) The Borrower shall use the withdrawn borrowed funds in accordance with the purposes agreed herein;

5) The guarantee shall remain valid, and the value of the security and / or the guarantee ability of the guarantor shall not have adverse changes that will affect the liability of the guarantor to assume the guarantee;

6) The Borrower has opened the relevant account as agreed herein or required by the Lender;

7) Other conditions required by the Lender are detailed in Paragraph 5 of Article 16 of this Contract.

2. Opening and management of accounts: refer to Article 16 hereof for details.

3. Payment of the loan funds: see Paragraph 7 of Article 16 of this Contract for details.

The Borrower shall indicate the payment plan of the loan funds when submitting the withdrawal application. For the independent payment of the borrowed funds, the Borrower shall, within 20 days of the month following month after the withdrawal, provide the Lender with the purchase and sale contract related to the payment of the borrowed funds in the previous month and other transaction materials proving the purpose of the funds, and summarize and report the payment of the borrowed funds.

The entrusted payment by the Lender means that the Lender pays the loan to the account of the Borrower based on the purpose of the contract and the Borrower’s withdrawal application and the payment entrustment. The independent payment by the Borrower means that after the Lender issues the loan funds to the Borrower’s account according to the Borrower’s withdrawal application, the Borrower independently pays it to the Borrower’s transaction object for the purpose agreed in the contract.

4. Payment management

1) After the loan is issued, the Lender shall have the right to regularly or irregularly check and check whether the Borrower’s use of the loan funds is in accordance with the provisions of this contract, and the Borrower shall have the obligation to fully cooperate. If the Lender, after inspection, finds that the purpose of the borrowed funds is inconsistent with the provisions stipulated in the contract, it shall have the right to request the Borrower to correct within a time limit. If the Borrower refuses to make corrections, the Lender shall have the right to recover part or all of the loan in advance.

2) In the process of issuance and payment of the loan hereunder, if the Borrower has the following circumstances, the Lender shall have the right to negotiate with the Borrower on the supplementary issuance and payment conditions of the loan, or change the payment method of the loan and stop the issuance and payment of the loan funds:

① Failing to withdraw the loan funds as agreed in the contract;

② Failing to pay the loan funds as agreed in the contract;

③ Violate the contract and avoid the entrusted payment by the Lender by breaking it up into parts;

④ Other failure to comply with the payment management matters agreed herein.

5. In the process of loan issuance and payment, if the Borrower demonstrates irregular or improper use of loan funds, fails to comply with the covenants stipulated in Article 7 of this agreement, the Lender has the right to negotiate with the Borrower to adjust loan issuance and payment conditions, or have the right to change the loan payment method, suspend the loan funds and payment, and may declare the loan due in advance.

6. The Borrower understands and agrees that the Lender may decline the Borrower’s withdrawal request due to national policies, macro-control, regulatory requirements and other reasons.

Article 6 prepayment and extension:

1. Repayment: If the Borrower intends to repay in advance, he / she shall submit the irrevocable repayment application to the payer 30 days in advance. The interest charged before the prepayment date will not be adjusted.

2. Loan extension: If the Borrower needs to extend the loan term, it shall app ly to the Lender in writing before the maturity date of the loan, and sign a separate agreement after the consent of the Lender. After the extension of the loan, when the extension term of the loan and the original term reaches the new interest rate term level, the interest rate is determined according to the current interest rate level of the cumulative term.

Article 7 The Borrower undertakes that:

1. The Borrower and the legal representative, shareholders and senior managers of the Borrower have good credit status and no major bad record;

2. Provide the Lender with true, accurate, complete and effective information;

3. Cooperate with the Lender to conduct payment management, post-loan management and related inspection;

4. Get the consent of the Lender before making foreign investment, foreign guarantee, substantial increase of debt financing, asset sale, merger, division, shareholding reform, equity transfer, bankruptcy liquidation and other major matters;

5. When the guarantee capacity of the collateral is reduced or the guarantee function is lost, it shall be obliged to inform the Lender in time and provide effective guarantee with equal value within 30 days, otherwise the Lender shall have the right to stop the loan that has not been issued under this contract, recover the undue loan in advance and dispose the collateral in advance to repay the loan;

6. Payment shall be made externally in accordance with the agreed withdrawal conditions and payment methods;

7. Timely notify the Lender in the event of major adverse matters affecting its solvency;

8. Strengthen environmental risk management, voluntarily accept the supervision of the Lender, and provide environmental risk reports according to the requirements of the Lender.

Article 8 If any of the following circumstances occurs to the Borrower, the Lender has the right to decide at its own discretion whether to stop the outstanding loans under this contract or collect the outstanding loans in advance:

1. Failure to repay the principal amount of the loan on time or failure to pay interest on time or failure to return the principal and interest of the loan in the manner of repayment specifically agreed in the loan instrument;

2. Failure to use the loan according to the agreed purpose of the loan;

3. Refusal to accept or cooperate with the Lender in the inquiry or supervision of the use of the loan;

4. Failure to repay other loans to the Lender on schedule or failing to pay off the debts due to any other financial institution or a third party on schedule;

5. The Borrower, the legal representative, shareholders and senior managers of the Borrower participate in major gambling, drug abuse and other violations of discipline and law, or are suspected of criminal crimes;

6. Property looting or other incidents;

7. Involved in a major adverse lawsuit;

8. The administrative penalty imposed by a major party (the Lender can judge the relevant standards independently) by regulatory authorities;

9. Production and business operations are suspended due to poor management;

10. Concealing the financial and operating status of the enterprise or withdrawing funds (this);

11.Contracting, entrusting, trusteeship, leasing, joint venture, merger, consolidation, demerger, transfer, shareholding reform, reduction of registered capital, or outward investment, outward guarantee, substantial increase in debt financing, sale of assets, transfer of shareholdings, where the above acts are sufficient to affect the solvency of the debt and the conditions for issuance of the borrowings and disbursement of funds cannot be fulfilled under the terms of the negotiated additions to the borrowings with the Lender;

12. Failure to inform the Lender in writing 30 days before the change of the legal representative, shareholder or business scope;

13. Tax evasion (evasion), bankruptcy, dissolution, ordered to suspend business for rectification or revoked (revoked) business license;

14. The solvency of the Borrower (natural person) is obviously affected by the divorce;

15. Failure to comply with the provisions of Article 5 of this Contract on withdrawal and payment management;

16. Other circumstances that seriously affect the ability to repay debts or lose credit occur.

Article 9 Loan guarantee: The collateral provided by the Borrower shall maintain its collateral value before the termination of the rights of the Lender hereunder. If the ability of the collateral to secure the loan is reduced or the collateral function is lost or if any of the situations specified in Paragraphs 8 to 16 of Article 8 occurs, the Lender has the right to stop disbursing the loan that has not been issued under this contract and recover the undue loan in advance.

Article 10 Liability for Breach of contract :

1. The Borrower’s default and its default liability:

1) If the loan principal fails to be repaid on time, 50% shall be added on the basis of the actual execution rate of the loan from the overdue date. The interest settlement date shall be implemented according to Paragraph 4 of Article 16 of this Contract. During the overdue period, in case of LPR adjustment, the penalty interest rate shall be adjusted in accordance with the interest rate adjustment method stipulated in Article 3 hereof.

2) If the loan interest and penalty interest are not paid on time, the recovery interest shall be calculated at the overdue penalty interest rate from the payable date agreed in the contract, and the interest settlement date shall be implemented according to Paragraph 4 of Article 16 of this Contract.

3) If the loan is not used as agreed in the contract, the penalty interest shall be 100% on the basis of the actual execution rate of the loan from the misappropriated date, and the interest settlement date shall be implemented according to Paragraph 4 of Article 16 of this Contract. During the misappropriation period, in case of LPR adjustment, the penalty interest rate shall be adjusted according to the interest rate adjustment method stipulated in Article 3 hereof.

4) the Borrower default shall bear the cost, including but not limited to the interest, interest, penalty, liquidated damages, damages and the cost of creditor’s rights, realize the cost of creditor’s rights including but not limited to the litigation costs, arbitration fees, attorney fees, property preservation, announcement, fee, execution, evaluation, auction, sale, demanding travel and other reasonable expenses.

2. The Lender for breach of contract and its liability for breach of contract: If the Lender fails to provide the loan to the Borrower as agreed, the Lender shall pay liquidated damages to the Borrower according to the amount of liquidated damages, overdue penalty interest rate and the number of days of default.

Article 11. Performance of the Contract :

1. The Borrower shall open an account at the Lender in accordance with Paragraph 2 of Article 5 hereof. When the Lender transfers the loan to the account, it shall be deemed that the Lender has performed the obligation of issuing the loan.

2. The Borrower hereby irrevocably authorizes the Lender, in order to recover the principal and interest of the Borrower when it becomes due or to recover the principal and interest of the Borrower in advance according to the contract, except for those amounts which are not allowed to be stopped or debited under the provisions of the law, to stop payment or debit the account opened by the Borrower in the system of Hangzhou United Rural Commercial Bank Co. The Borrower is required to assist in all relevant procedures for the transfer of funds if requested by the Lender, even though the Borrower has given irrevocable authorization herein.

3. Where the Borrower has multiple debts at the Lender, the Lender may independently decide the order of repayment of each debt according to the risk situation.

Article 12 Effectiveness and Rescission of the Contract:

1.This contract shall come into force on the date of signature or seal or seal by both parties.

2. If the Borrower fails to provide the appropriate guarantee for the Lender according to the contract, the Lender shall have the right to terminate this contract.

Article 13 Use of information: The Borrower agrees that the Lender shall input (inquire and disclose) the relevant information of the Borrower on the basic database of individual (enterprise) credit information on the basis of the relevant provisions of the People’s Bank of China or other financial administrative departments. In the event of default of the Borrower under this Contract, the Lender shall have the right to provide the information necessary for collection to the collection agency for the purpose of collection.

Article 14 Service of the Notice :

1. All notices, requests, requirements in connection with this Contract, as well as litigation and arbitration made by the competent authorities shall be sent in writing, by SMS or email to the address, mobile phone number or email address of the parties listed in Paragraph 8 of Article 16 of this Contract. The parties hereto agree that the notices and documents related to this Contract shall be deemed service after delivery by SMS, E-mail, and shall be delivered within three days after the date (including) of express delivery, and shall be deemed delivery after delivery, if the Borrower refuses to receive the delivery by photo or video recording. All the notices and documents issued by the Borrower to the Lender shall be deemed to have been served after the actual receipt by the Lender.

2. If the Borrower changes the contact information listed in Article 16, Paragraph 8 before the full repayment of the principal and interest of the borrowed amount under this Contract, the Borrower shall notify the Lender in time. Until the Lender receives a valid written notice of the change of the Borrower’s contact information, its original contact information shall still be considered valid, and if the Lender is unable to obtain any other valid contact information of the Borrower, it may serve the Borrower in accordance with the contact information set out in the Contract.

3. If the notices and instruments are not actually received by the Borrower due to inaccurate contact information provided or confirmed by the Borrower, refusal to provide contact information, failure to notify the Lender of any change in contact information in a timely manner, or refusal to sign for the notices and instruments by the Borrower or the person designated by the Borrower to receive the notices or instruments on his or her behalf, the date of the return of the courier, the text message or the e- mail shall be deemed to be the date of delivery, and the Borrower shall bear all the legal liabilities and consequences.

Article 15 Dispute Settlement: Any dispute arising from this Contract shall be settled by both parties through negotiation; If no agreement can be reached through negotiation, either party has the right to choose the following dispute settlement method (within ☐ before the option):

☑ The dispute shall be submitted to the people’s court in the place where the lender has his domicile for settlement through litigation.

☐ Submit the dispute  /  The arbitration commission shall, in accordance with the arbitration rules in force at the time of application for  /  Arbitration. The arbitral award is final and binding on all of the parties.

Article 16 Provisions on the details of the contract:

1. Amount, Type and Purpose of Borrowing: The Lender agrees to grant the Borrower a loan of RMB1.00 million. The type of loan is a short-term loan, and the purpose of the loan is to renew the loan to repay the debt under 8011120230057915

2. Term of loan : The term of this contract is from May 06, 2024 to May 05, 2025 .

3. Loan interest rate: The loan interest rate in this contract is calculated by the single interest method, which shall be determined in the following way (Where a tick box is involved, place a ‘√ ’ in ☐ before the option).

1. The loan interest rate of this contract is the annual interest rate 5.2%, That is, the latest ☑ 1 year term ☐of more than 5 years ☐ Other LPR (plus or ~~minus~~)175.000000 basis points(LPR, the loan market quotation rate published by the National Interbank Offered Rate Centre, 1 basis point = 0.01%, the same below). The borrowing rate will not be adjusted during the borrowing period, and the interest will not be calculated in segments.

2. The interest rate of each loan under this contract shall be ☐ the latest period ☐ natural date before the effective date of the contract ☐ the issuance of the loan LPR (plus / minus) Point points are determined, and the specific execution interest rate is subject to the loan IOU. During the term of the loan, the interest rate of each loan shall be adjusted according to the following ways, and the Lender shall not notify the Borrower and the guarantor without any further notice:

① The borrowing interest rate of a single loan is not adjusted, and the interest is not calculated in sections.

② Take 1 as the interest rate repricing cycle, the adjustment date is the loan issuance date of the adjustment month, if there is no corresponding date of the adjustment month, the last day of the month is the adjustment date, the LPR announced on the natural date before the adjustment date is the new pricing benchmark, the term is stipulated in item 2 of this paragraph, and the basis point of plus (minus) remains unchanged.

4. The repayment method chosen by the Borrower is (within ☐ before the option):

☑ press Interest paid by month (month, quarter or year), the 20th day of each month (month, quarter end month) is the settlement date, overdue interest payment shall be deemed as a breach of contract. The principal shall be repaid in a lump sum upon the expiration of the loan term, and the interest shall be cleared along with the principal.

☐ During the term of the loan, the loan amount is repaid every month (month, quarter or year) with an equal amount, and the loan interest decreases with the principal and ends period by period unmixed. The amount of each loan repayment is RMB (in words) /  (¥ / ), The repayment date is each (month, quarter end month or end of the month) Overdue repayment shall be deemed as a breach of contract.

☐Repay the loan principal and interest at an equal amount per time (month, quarter or year) during the loan term. The amount of principal and interest on each loan repayment is RMB (in words) /  (¥ /  ), The repayment date is each (month, quarter end month or year end month), overdue repayment shall be regarded as a breach of contract. The amount of repayment in the first installment is calculated according to the actual days of the loan issue date to the first repayment date.

5. Other withdrawal conditions:     /

6. Account management (call within the ☐ before the option):

☐ The Borrower shall open a special deposit account for loan issuance at the Lender, and the account number is / . If the loan account is not consistent with the contract, the loan IOU shall prevail. Special deposit account is not accepted, not open online banking, the Lender does not sell checks, the Borrower using the check settlement of the city funds payment pay the Lender homemade vouchers as agreed procedures, using other settlement methods of the Lender should according to the Borrower actual settlement needs to sell the types of settlement vouchers and copies and settlement.

☑ The loan under this contract shall be issued by the Lender to the account name Hangzhou PuSheng Network Technology Co., Ltd. The account number is 201000285960241. Once the loan is disbursed to the above account, the Lender shall be deemed to have fulfilled its obligation to lend the loan hereunder, and if the actual account number of the loan disbursed does not conform to the contractual agreement, the borrowing document shall prevail.

7. Fund payment: Upon review and approval by the Lender, if the single payment amount is greater than RMB 10 million and the Lender is entrusted by the Lender, the Lender may directly transfer the corresponding amount to the Borrower’s designated account according to the payment entrustment letter submitted by the Borrower, and the Borrower shall submit relevant information to prove the purpose of the loan. If the Borrower adopts the method of entrusted payment by the Lender to entrust the Lender to transfer money to the outside world, the Borrower shall not transfer the payment money for other purposes and shall confirm in time whether the payee has actually received the corresponding amount, and the Borrower shall bear all the disputes and losses caused by the Borrower’s transfer of the payment money for other purposes, which makes the Lender unable to complete the entrusted payment, or the Borrower’s failure to confirm the receipt of the payment money by the payee in time.

If the amount is lower than the above or the conditions for entrusted payment are not met, the Borrower will make the payment on his/her own initiative. If the cumulative amount of self-disbursement exceeds 10 million yuan on a single occasion or on a single day, and the destination of the borrowing is in line with the purposes listed in the original loan contract and the Application for Withdrawal, the self-disbursement from the beginning of the amount exceeding 10 million yuan has to be examined and approved by the Lender before the payment is processed; and if there is a serious discrepancy in the purpose of the borrowing and the Borrower is unable to explain the reasons for the change, the Lender will not process the payment.

8. Address of service confirmed by the parties:

Lender: Hangzhou United Rural Commercial Bank Co., Ltd. (Shangtang Branch)

Address: No. 150, Huzhou Street, Gong chen Bridge Street, Gongshu District, Hangzhou City, Zhejiang Province

Tel: 057188253891

Borrower: Hangzhou PuSheng Network Technology Co., Ltd.

Address: Room 205, No. 2 Gaotingba, Gongshu District, Hangzhou, Zhejiang Province, China

Tel: 18297971224

E-mail address: /

9. Loan guarantee: The guarantee contract corresponding to this contract  /  is for Is an integral part of this contract.

10. Supplement (Mark √ in front of the option ☐.):

☑ Restrictions on financing institutions: During the performance period of the contract, if the number of institutions financed by the Borrower changes, the Borrower shall timely notify the Lender. If the Borrower fails to fulfill the notification obligation, or the number of financing institutions of the Borrower exceeds the agreed maximum number financing institutes (the number of financing institutions of the Borrower shall not exceed three ), the Lender has the right to decide whether to stop the unissued loan under this Contract or recover the undue loan in advance.

☑ Restrictions on external guarantee: During the period of performance of the Contract, if the amount of external guarantee of the Borrower or the Guarantor (if any) exceed 1 time of its net worth, the Borrower shall return the borrowings in advance or change or add a guarantee that meets the requirements of the Lender, and if the Borrower is unable to return the borrowings in advance or change or add a guarantee that meets the requirements of the Lender, the Lender shall have the right to decide at its own discretion whether or not to discontinue the borrowings yet to be disbursed or to collect the borrowings that have not yet become due in advance under the present Contract.

☐ The other :    /    .

11.This contract is signed in May 06, 2024, in triplicate, the Lender holds two copies, the Borrower holds one copy. Each copy shall have the same effect.

Article 17 Other:

1. The printed content of this contract shall have the same effect as the handwritten content.

2. The loan IOU and other annexes shall form an integral part of this Contract and shall have the same effect as this Contract.

3. The Lender has reminded the Borrower to fully and accurately understand the terms and conditions of this Contract and has fully explained the terms and conditions as requested by the Borrower; the terms and conditions of this Contract have been fully negotiated prior to the conclusion of this Contract; and the Borrower knows and fully understands the meanings of each of the terms and conditions of this Contract and the corresponding legal consequences.

Lender:	Borrower :
Legal representative / Responsible person : (signature and seal) (or agent)	Legal representative / Responsible person : (signature and seal) (or agent)